Exhibit 10.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT, dated as of February 26, 2016 (this “Agreement”), by and between Athene USA Corporation, an Iowa corporation (“Athene”), and Apollo Commercial Real Estate Finance, Inc., a Maryland corporation (“ARI”).

RECITALS

WHEREAS, ARI has entered into that certain Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), with Apollo Residential Mortgage, Inc., a Maryland corporation (“AMTG”), and Arrow Merger Sub, Inc., a Maryland corporation and wholly-owned Subsidiary (as defined below) of ARI (“Merger Sub”), pursuant to which AMTG will merge with Merger Sub (the “First Merger”), with AMTG surviving the First Merger as a Subsidiary of ARI and, immediately thereafter, AMTG will merge with and into ARI (the “Second Merger” and, together with the First Merger, the “Mergers”) with ARI surviving the Second Merger (the date on which the Mergers occur being referred to herein as the “Merger Closing Date”);

WHEREAS, ARI has entered into that certain Asset Purchase Agreement, dated as of the date hereof (the “Asset Purchase Agreement”), with one or more Subsidiaries of Athene, pursuant to which such one or more Subsidiaries will purchase from ARI or one or more of its Subsidiaries, and ARI and its Subsidiaries will sell to such one or more Subsidiaries of Athene, certain assets, upon the terms and subject to the conditions therein;

WHEREAS, on the date hereof, Athene has delivered that certain debt commitment letter to ARI, pursuant to which, upon the terms and subject to the conditions set forth therein, ARI may draw up to $200,000,000 (subject to potential reduction pursuant to the terms thereof) under a term facility (the “Loan Agreement”) which would be provided pursuant to the debt commitment letter; and

WHEREAS, in connection with the execution of the Asset Purchase Agreement and the commitment letter, Athene and ARI desire to enter into this Agreement to provide for the purchase of ARI Common Stock by Athene or one or more of its Subsidiaries, upon the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

Definitions and Rules of Construction

1.1    Definitions.

As used in this Agreement, the following terms shall have the meanings set forth below:

“10b5-1 Plan” means a purchase plan established for purposes of complying with Rule 10b5-1, substantially in the form attached as Exhibit A hereto (subject to such changes as may be reasonably requested by the applicable Agent or, upon ARI’s prior written consent (which is not to be unreasonably withheld, delayed or conditioned), Athene).

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise; provided, however, for purposes of this Agreement, neither ARI nor any Subsidiary thereof shall constitute an Affiliate of Athene and neither Athene nor any Subsidiary thereof shall constitute an Affiliate of ARI.

“Agent” has the meaning set forth in Section 3.2.

“Agreement” means this Stock Purchase Agreement, as it may be amended from time to time in accordance with Section 5.5.

“AMTG” has the meaning set forth in the Preamble.

“Ancillary Documents” means the agreements and other documents contemplated by this Agreement, including each 10b5-1 Plan.

“ARI” has the meaning set forth in the Preamble.

“ARI Common Stock” means the common stock of ARI, par value $0.01 per share.

“Asset Purchase Agreement” has the meaning set forth in the Recitals.

“Assets” has the meaning set forth in the Asset Purchase Agreement.

“Athene” has the meaning set forth in the Preamble.

“Business Day” means any day other than a Saturday, Sunday or day on which banks are closed in New York, New York. If any period expires on a day which is not a Business Day or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day which is not a Business Day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding Business Day.

“Buyers” has the meaning set forth in the Asset Purchase Agreement and, for purposes of this Agreement, shall include any assignee thereof.

“Conditional Amount” means (i) from the Purchase Period Start Date through the third (3rd) Business Day after the Merger Closing Date, $5,000,000 and (ii) after the third (3rd) Business Day following the Merger Closing Date, $0; provided that if the Minimum Purchase occurs on or prior to the third (3rd) Business Day following the Merger Closing Date and Athene has delivered notice thereof to each Agent on the date that the Minimum Purchase occurs, then, from and after the date of the Minimum Purchase, the Conditional Amount shall be $20,000,000.

“Consent” has the meaning set forth in Section 2.1(d)(i).

“Contract” means any legally binding contract, agreement, license, lease, commitment, understanding or other obligation, whether oral or written.

“First Merger” has the meaning set forth in the Recitals.

“First Open Trading Day” means the first Business Day occurring on or after the Proxy Mailing Date on which the directors and executive officers of ARI are permitted to purchase and sell ARI Common Stock.

“Governmental Entity” means any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, whether foreign, federal, state, local or supernational.

“Law” means any statute, code, rule, regulation, order, ordinance, judgment or decree or other pronouncement of any Governmental Entity having the effect of law.

“Litigation” means any claim, action, suit, arbitration, alternative dispute resolution action or other judicial or administrative proceeding, in Law or equity.

“Loan Agreement” has the meaning set forth in the Recitals.

“Maximum Amount” means an amount equal to the lesser of (i) $210,000,000 minus the amount outstanding under the Loan Agreement from time to time, and (ii) the Conditional Amount, excluding any amounts payable in respect of commissions.

“Merger Agreement” has the meaning set forth in the Recitals.

“Merger Closing Date” has the meaning set forth in the Recitals.

“Mergers” has the meaning set forth in the Recitals.

“Minimum Purchase” means the purchase by the Buyers of, or the Buyers’ failure to purchase when required by the Asset Purchase Agreement, Assets having an aggregate market value of at least $500,000,000 pursuant to the Asset Purchase Agreement.

“Person” or “person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity, person (including a “person” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder) or other entity or organization.

“Principal Market” means the New York Stock Exchange or, if the ARI Common Stock is not quoted on the New York Stock Exchange, the principal national securities exchange on which the ARI Common Stock is listed.

“Proxy Mailing Date” means the date on which the Proxy Statement (as defined in the Merger Agreement) is first mailed to the stockholders of AMTG.

“Purchase Period” means the period commencing on the first day following the Purchase Period Start Date and continuing through the end of the thirtieth (30th) Trading Day following the Purchase Period Start Date.

“Purchase Period Start Date” means the date of the latest to occur of (i) the Merger Closing Date, (ii) the date on which the conditions set forth in the Asset Purchase Agreement to the obligation of the Buyers to consummate the transactions contemplated by the Asset Purchase Agreement have been satisfied, and (iii) the date on which the conditions set forth in the Loan Agreement to the obligation of Athene to extend the financing pursuant to the Loan Agreement have been satisfied.

“Purchased Shares” means those shares of ARI Common Stock purchased by Athene (or its Subsidiaries) pursuant to a 10b5-1 Plan adopted in accordance with this Agreement.

“Rule 10b-18” means Rule 10b-18 as promulgated by the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.

“Rule 10b5-1” means Rule 10b5-1 as promulgated by the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.

“Second Merger” has the meaning set forth in the Recitals.

“Subsidiary” or “Subsidiaries”, when used with respect to any Person, means any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, that (x) is consolidated with such Person for financial reporting purposes under GAAP, or (y) of which (i) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect the board of directors or others governing body with respect to such corporation or other organization is, at the time of determination, directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (ii) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner of such partnership.

“Trading Day” means any day on which the Principal Market is open for business and the ARI Common Stock trades regular way on the Principal Market.

1.2 Rules of Construction.

Unless the context otherwise requires:

(a) a capitalized term has the meaning assigned to it;

(b) an accounting term not otherwise defined has the meaning assigned to it in accordance with United States generally accepted accounting principles;

(c) references in the singular or to “him,” “her,” “it,” “itself,” or other like references, and references in the plural or the feminine or masculine reference, as the case may be, shall also, when the context so requires, be deemed to include the plural or singular, or the masculine or feminine reference, as the case may be;

(d) references to Articles, Sections, Exhibits and Schedules shall refer to articles, sections, exhibits and schedules of this Agreement, unless otherwise specified;

(e) a reference herein to any party to this Agreement or any other agreement or document shall be deemed to refer to any Person that becomes (or became, if applicable) a successor or permitted assign of such party, upon the occurrence thereof;

(f) a reference herein to any agreement (including this Agreement) or other document shall be to such agreement or other document (together with the schedules, exhibits and other attachments thereto) as it may have been or may hereafter be amended, modified, supplemented, waived or restated from time to time in accordance with its terms, the terms hereof (if applicable thereto) and the terms of the Asset Purchase Agreement (if applicable thereto);

(g) the headings in this Agreement are for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof;

(h) this Agreement shall be construed without regard to any presumption or other rule requiring construction against the party that drafted and caused this Agreement to be drafted;

(i) all monetary figures shall be in United States dollars unless otherwise specified; and

(j) references to “including” in this Agreement shall mean “including, without limitation,” whether or not so specified.

ARTICLE II

Representations and Warranties

2.1 Representations and Warranties of Athene. Athene hereby represents and warrants to ARI that:

(a) Organization and Power. Athene is a corporation duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of organization. Athene has full power and authority to execute, deliver and perform this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. Athene has all power and authority, and possesses all governmental licenses and permits, necessary to enable it to own or lease and to operate its properties and assets and carry on its business as currently conducted, except such power, authority, licenses and permits the absence of which do not and would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby.

(b) Authorization and Enforceability. The execution and delivery of this Agreement and the Ancillary Documents to which Athene is a party and the performance by Athene of the transactions contemplated hereby and thereby that are required to be performed by Athene have been duly authorized by Athene and no other corporate proceedings on the part of Athene are necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Documents to which Athene is a party with respect to the consummation of the transactions contemplated hereby and thereby. This Agreement and each of the Ancillary Documents to be executed and delivered by Athene have been duly authorized, executed and delivered by Athene. Assuming the due authorization, execution and delivery of this Agreement by ARI, this Agreement constitutes, and assuming the due authorization, execution and delivery of each Ancillary Document to which Athene is a party by each other party thereto, such Ancillary Document constitutes, a valid and legally binding agreement of Athene enforceable against Athene in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c) No Violation. The execution and delivery by Athene of this Agreement and the Ancillary Documents to which Athene is a party, the consummation of the transactions contemplated hereby and thereby that are required to be performed by Athene and the compliance with the terms of this Agreement and the Ancillary Documents to which Athene is a party will not (a) conflict with or violate any provision of the certificate of incorporation, bylaws or equivalent organizational documents of Athene, or (b) conflict with or violate in any material respect any Law applicable to Athene or by which its properties are bound or affected. Neither Athene nor its Affiliates are subject to any Contract that would or would reasonably be expected to prevent or materially delay Athene’s ability to purchase the Purchased Shares or otherwise consummate the transactions contemplated hereby.

(d) Authorizations and Consents.

(i) No consents, licenses, approvals or authorizations of, or registrations, declarations or filings with, any Governmental Entity or other Person (“Consents”) are required to be obtained or made by Athene in connection with the execution, delivery and performance of this Agreement or any Ancillary Documents to which Athene is, or is to be, a party or the consummation by Athene of the transactions contemplated hereby or thereby, and except for those for which the failure to obtain such Consents would not and would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby.

(ii) None of the execution, delivery or performance of this Agreement by Athene, the consummation by Athene of the transactions contemplated hereby or the compliance by Athene with any of the provisions of this Agreement will accelerate the performance required by, result in any termination, cancellation or modification of, or loss of benefit under, or violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right, including, but not limited to, any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contract to which Athene is a party.

(e) Sufficiency of Funds. Athene has, and at all times during the Purchase Period, will have access to sufficient funds to consummate the transactions contemplated hereby and to satisfy its obligations under this Agreement.

(f) Disclaimer. Notwithstanding anything to the contrary contained in this Agreement, neither Athene nor any of its Affiliates, representatives or advisors has made, or shall be deemed to have made, to ARI or any other Person any representation or warranty other than those expressly made by Athene in this Section 2.1.

2.2 Representations and Warranties of ARI. ARI hereby represents and warrants to Athene that:

(a) Organization and Power. ARI is a corporation duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of organization. ARI has full power and authority to execute, deliver and perform this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. ARI has all power and authority, and possesses all governmental licenses and permits, necessary to enable it to own or lease and to operate its properties and assets and carry on its business as currently conducted, except such power, authority, licenses and permits the absence of which do not and would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby.

(b) Authorization and Enforceability. The execution and delivery of this Agreement and the Ancillary Documents to which ARI is a party and the performance by ARI of the transactions contemplated hereby and thereby that are required to be performed by ARI have been duly authorized by ARI and no other corporate proceedings on the part of ARI are necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Documents to which ARI is a party with respect to the consummation of the transactions contemplated hereby and thereby. This Agreement and each of the Ancillary Documents to be executed and delivered by ARI have been duly authorized, executed and delivered by ARI. Assuming the due authorization, execution and delivery of this Agreement by Athene, this Agreement constitutes, and assuming the due authorization, execution and delivery of each Ancillary Document to which ARI is a party by each other party thereto, such Ancillary Document constitutes, a valid and legally binding agreement of ARI enforceable against ARI in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c) Authorizations and Consents.

(i) No Consents are required to be obtained or made by ARI in connection with the execution, delivery and performance of this Agreement or any Ancillary

Documents to which ARI is, or is to be, a party or the consummation by ARI of the transactions contemplated hereby or thereby, and except for those for which the failure to obtain such Consents would not and would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby.

(ii) None of the execution, delivery or performance of this Agreement by ARI, the consummation by ARI of the transactions contemplated hereby or the compliance by ARI with any of the provisions of this Agreement will accelerate the performance required by, result in any termination, cancellation or modification of, or loss of benefit under, or violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right, including, but not limited to, any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contract to which ARI is a party.

(d) No Violation. The execution and delivery by ARI of this Agreement and the Ancillary Documents to which ARI is a party, the consummation of the transactions contemplated hereby and thereby that are required to be performed by ARI and the compliance with the terms of this Agreement and the Ancillary Documents to which ARI is a party will not (a) conflict with or violate any provision of the charter or bylaws of ARI, or (b) conflict with or violate in any material respect any Law applicable to ARI or by which its properties are bound or affected.

(e) Other. The representations and warranties set forth in Sections 4.6, 4.7, 4.8, 4.9, 4.12, 4.13, 4.14 and 4.15 of the Merger Agreement are true and correct.

(f) Disclaimer. Notwithstanding anything to the contrary contained in this Agreement, neither ARI nor any of its Affiliates, representatives or advisors has made, or shall be deemed to have made, to Athene or any other Person any representation or warranty other than those expressly made by ARI in this Section 2.2.

ARTICLE III

Commitment to Purchase ARI Common Stock

3.1 Purchase of ARI Common Stock. Subject to the last sentence of this Section 3.1, Athene hereby agrees and irrevocably commits to purchase (or cause one or more of its Subsidiaries to purchase) shares of ARI Common Stock during the Purchase Period if, at any time and from time to time during the Purchase Period, the quoted price of the ARI Common Stock on the New York Stock Exchange (or, if the ARI Common Stock is not quoted on the New York Stock Exchange, the principal national securities exchange on which the ARI Common Stock is listed) is less than the Parent Common Stock Per Share Value (as defined in the Merger Agreement); provided, however, in no event shall Athene or its Subsidiaries, or any Agent acting on behalf of Athene or its Subsidiaries, be required to purchase any shares of ARI Common Stock pursuant to this Agreement if at any time the aggregate amount of ARI Common Stock purchased by Athene, its Subsidiaries and any Agent acting on behalf of Athene or any of its Subsidiaries under this Agreement is in excess of the Maximum Amount at such time; provided, further, that in no event shall Athene or any of its Subsidiaries or any Agent acting on behalf of Athene or any of its Subsidiaries be required to purchase shares of ARI Common Stock to the extent any such purchase would cause Athene or such Subsidiary or any Agent acting on behalf of Athene or any of its Subsidiaries to exceed the aggregate amount of ARI Common Stock that Athene is permitted to own pursuant to ARI’s charter and bylaws as in effect from time to time. All such purchases of ARI Common Stock shall be made in the open market at the then-current market price for shares of ARI Common Stock and shall be made only in accordance with the limitations and restrictions of Rule 10b-18 and any other restrictions imposed by either applicable Law or the terms of a 10b5-1 Plan. In no event shall Athene be required to purchase any ARI Common Stock pursuant to this Agreement if (i) the Merger Closing Date has not occurred by the Second Outside Date (as defined in the Merger Agreement), (ii) the conditions set forth in the Asset Purchase Agreement to the obligation of the Buyers (as defined in the Asset Purchase Agreement) to consummate the transactions contemplated by the Asset Purchase Agreement have not been satisfied or waived, or (iii) the conditions set forth in the Loan Agreement to the obligation of Athene to extend the financing pursuant to the Loan Agreement have not been satisfied or waived.

3.2 Stock Purchase Plan. In order to fulfill Athene’s purchase obligations described in Section 3.1, Athene shall, on or as promptly as practicable following the First Open Trading Day, adopt, enter into and not withdraw, terminate or take any action that would result in the termination of, a 10b5-1 Plan with one or more broker-dealers or other agents (any such broker-dealer, an “Agent”), except to the extent any such withdrawal, termination or action is required to comply with or avoid a violation of Rule 10b5-1. Prior to the date of the First Open Trading Day, ARI shall advise Athene in writing of the occurrence of the First Open Trading Day.

3.3 Certain Restrictions. Athene hereby agrees that, subject to the last sentence of this Section 3.3, for a period of 180 days following the purchase of any Purchased Share pursuant to this Agreement, it will not, and it will cause its Subsidiaries not to, directly or indirectly (alone or in concert with others) (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise transfer or dispose of such Purchased Share or any securities convertible into or exchangeable or exercisable for such Purchased Share, or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, any of the economic consequence of ownership of such Purchased Share, whether any such swap or transaction is to be settled by delivery of such Purchased Share or other securities, in cash or otherwise. The foregoing restrictions are expressly agreed to preclude Athene and its Subsidiaries from engaging in any hedging or other transaction which is designed to or reasonably expected to lead to or result in a sale or disposition of the Purchased Shares even if such securities would be disposed of by someone other than Athene or an Affiliate thereof. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put option or put equivalent position or call option or call equivalent position) with respect to any of the Purchased Shares or with respect to any security that includes, relates to, or derives any significant part of its value from such Purchased Shares. This Section 3.3 shall not restrict any sale or other transfer of any Purchased Share to any of Athene’s Subsidiaries or to the extent required by any Governmental Entity.

ARTICLE IV

Additional Agreements

4.1 Consents and Approvals. Athene shall use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable under applicable Law or pursuant to any Contract to consummate and make effective, as promptly as practicable, the transactions contemplated hereby, including (i) obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities necessary in connection with entering into this Agreement, any 10b5-1 Plan and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity necessary in connection with this Agreement, any 10b5-1 Plan and the consummation of the transactions contemplated hereby and thereby, and (ii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated hereby and to fully carry out the purposes of this Agreement.

4.2 Limitations on Purchases of ARI Common Stock. ARI shall not, and it shall cause each of its “affiliated purchasers” (as defined in Rule 10b-18) not to, directly or indirectly, purchase, offer to purchase or place any bid or limit order for the purchase of any ARI Common Stock or any securities convertible or exchangeable into or exercisable for, or the value of which is derived from, ARI Common Stock during the Purchase Period, except for any purchases made by Athene or a Subsidiary thereof pursuant to a 10b5-1 Plan contemplated hereby and otherwise pursuant to this Agreement.

4.3 Disclosure. From and after the date hereof, so long as this Agreement is in effect, Athene will not issue any press release, public statement or other disclosure to a third party with respect to this Agreement without the prior consent of ARI (which consent shall not be unreasonably withheld, conditioned or delayed), and ARI will not issue, or consent to the issuance by AMTG or any other Person of, any press release, public statement or other disclosure to a third party, including the information supplied by or on behalf of ARI for inclusion or incorporation by reference in the Proxy Statement (as defined in the Merger Agreement), with respect to the Asset Purchase Agreement, the Loan Agreement, this Agreement or Athene or any Subsidiary thereof without the prior written consent of Athene (which consent shall not be unreasonably withheld, conditioned or delayed), unless such party determines, after consultation with outside counsel, that it is required by applicable Law or by any listing agreement with or the listing rules of the New York Stock Exchange or other exchange to issue or cause the publication of any press release or other announcement or disclosure with respect to the Mergers, this Agreement, the Asset Purchase Agreement or the Loan Agreement in which event such party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other party to review and comment upon such press release or other announcement or disclosure (including the Proxy Statement) and shall accept all reasonable additions, deletions or changes suggested thereto. For the avoidance of doubt and subject to the preceding sentence, ARI and Athene agree that ARI will disclose in the Proxy Statement Athene’s intention to establish the 10b5-1 Plan for the acquisition of ARI Common Stock as contemplated hereby.

4.4 Information to Agent. To the extent requested by Athene, ARI shall, prior to 8:00 a.m., New York City time on the first day of the Purchase Period, provide to Athene all information, other than publicly reported trading volumes, necessary for the Agent to calculate the maximum number of shares of ARI Common Stock that may be purchased as of the first day of the Purchase Period in accordance with the volume condition set forth in Rule 10b-18.

4.5 Notices to Agent.

(a) ARI shall notify each Agent in writing of the occurrence of the Purchase Period Start Date on, and in no event prior to, the Purchase Period Start Date.

(b) On any day in which the amount outstanding under the Loan Agreement is reduced, Athene shall notify each Agent in writing of such reduced outstanding amount; provided, that Athene shall not be required to deliver such notice if the amount outstanding under the Loan Agreement immediately prior to such reduction is less than or equal to $190,000,000.

(c) ARI shall notify each Agent in writing upon the occurrence of the Minimum Purchase on, and in no event prior to, the date on which the Minimum Purchase occurs.

(d) ARI shall notify each Agent in writing upon the occurrence of the Merger Closing Date on, and in no event prior to, the date on which the Merger Closing Date occurs.

ARTICLE V

Miscellaneous

5.1 Notices.

All notices, requests, claims, consents, demands and other communications hereunder shall be in writing and shall be deemed given if delivered to the applicable party (i) personally (notice deemed given upon receipt), (ii) telecopied (notice deemed given upon confirmation of receipt), (iii) sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery) or (iv) electronic mail (provided, that any such transmission by electronic mail shall be followed by a copy delivered in accordance with the foregoing clauses (i) or (iii)) (notice deemed given on the date sent if sent during normal business hours of the recipient, and on the next Business Day, if sent after normal business hours of the recipient). All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice, and a copy of each notice shall also be sent via e-mail.

If to ARI:	Apollo Commercial Real Estate Finance, Inc.
c/o Apollo Global Management, LLC
9 W. 57th Street, 43rd Floor
New York, NY 10019
Attn: Stuart A. Rothstein
Fax: (646) 219-3826
Email: srothstein@apollolp.com

With a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY 10004
Attn: Steven Epstein, Esq.
Abigail Bomba, Esq.
Fax: (212) 859-4000
Email: steven.epstein@friedfrank.com
abigail.bomba@friedfrank.com

If to Athene:	Athene USA Corporation
c/o Athene Asset Management, L.P.
2121 Rosecrans Ave., Suite 5300
El Segundo, CA 90245
Attn: James Belardi
Fax: (310) 698-4481
Email: jbelardi@athene.com

With a copy (which shall not constitute notice) to:

Athene USA Corporation
c/o Athene Asset Management, L.P.
2121 Rosecrans Ave., Suite 5300
El Segundo, CA 90245
Attn: Legal Department
Fax: (310) 698-4481
Email: legal@athene.com

5.2 Governing Law.

This Agreement shall in all respects be governed by, and construed in accordance with, the Laws (excluding conflict of laws rules and principles) of the State of Delaware applicable to agreements made and to be performed entirely within such State, including all matters of construction, validity and performance.

5.3 Entire Agreement.

This Agreement, together with the Ancillary Documents, constitute the entire agreement of the parties relating to the subject matter hereof and supersede all prior contracts or agreements, whether oral or written.

5.4 Severability.

Should any provision of this Agreement or the application thereof to any Person or circumstance be held invalid or unenforceable to any extent: (a) such provision shall be ineffective to the extent, and only to the extent, of such unenforceability or prohibition and shall be enforced to the greatest extent permitted by Law, (b) such unenforceability or prohibition in any jurisdiction shall not invalidate or render unenforceable such provision as applied (i) to other Persons or circumstances, or (ii) in any other jurisdiction, and (c) such unenforceability or prohibition shall not affect or invalidate any other provision of this Agreement.

5.5 Amendment.

Except as set forth in Section 5.16, neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented or modified orally, but only by an instrument in writing signed by Athene and ARI; provided, that the observance of any provision of this Agreement may be waived in writing by the party that will lose the benefit of such provision as a result of such waiver.

5.6 Effect of Waiver or Consent.

No waiver or consent, express or implied, by any party to or of any breach or default by any party in the performance by such party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such party of the same or any other obligations of such party hereunder. No single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce any right or power, shall preclude any other or further exercise thereof or the exercise of any other right or power. Failure on the part of a party to complain of any act of any party or to declare any party in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder until the applicable statute of limitation period has run.

5.7 Parties in Interest; Limitation on Rights of Others.

The terms of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective legal representatives, successors and assigns. Nothing in this Agreement, whether express or implied, shall be construed to give any Person (other than the parties hereto and their respective legal representatives, successors and assigns and as expressly provided herein) any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenants, conditions or provisions contained herein, as a third party beneficiary or otherwise.

5.8 Assignability.

This Agreement shall not be assigned by any party without the prior written consent of the other party hereto; provided, however, that Athene may assign this Agreement to any Subsidiary thereof without ARI’s consent, it being understood that any such assignment shall not release Athene from any of its obligations under this Agreement.

5.9 Jurisdiction; Court Proceedings; Waiver of Jury Trial.

Any Litigation against any party to this Agreement arising out of or in any way relating to this Agreement shall be brought in any federal or state court located in the State of Delaware in New Castle County and each of the parties hereby submits to the exclusive jurisdiction of such courts for the purpose of any such Litigation; provided, that a final judgment in any such Litigation shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party irrevocably and unconditionally agrees not to assert (a) any objection which it may ever have to the laying of venue of any such Litigation in any federal or state court located in the State of Delaware in New Castle County, (b) any claim that any such Litigation brought in any such court has been brought in an inconvenient forum and (c) any claim that such court does not have jurisdiction with respect to such Litigation. To the extent that service of process by mail is permitted by applicable Law, each party irrevocably consents to the service of process in any such Litigation in such courts by the mailing of such process by registered or certified mail, postage prepaid, at its address for notices provided for herein. Each party irrevocably and unconditionally waives any right to a trial by jury and agrees that any of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained-for agreement among the parties irrevocably to waive its right to trial by jury in any Litigation.

5.10 No Other Duties.

The only duties and obligations of the parties under this Agreement are as specifically set forth in this Agreement, and no other duties or obligations shall be implied in fact, Law or equity, or under any principle of fiduciary obligation.

5.11 Reliance on Counsel and Other Advisors.

Each party has consulted such legal, financial, technical or other expert as it deems necessary or desirable before entering into this Agreement. Each party represents and warrants that it has read, knows, understands and agrees with the terms and conditions of this Agreement.

5.12 Remedies.

All remedies, either under this Agreement or by Law or otherwise afforded to the parties hereunder, shall be cumulative and not alternative, and any Person having any rights under any provision of this Agreement will be entitled to enforce such rights specifically, to recover damages by reason of any breach of this Agreement and to exercise all other rights granted by Law, equity or otherwise.

5.13 Specific Performance.

The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties agree that, in addition to any other remedies, each party shall be entitled to enforce the terms of this Agreement by a decree of specific performance. Each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy.

5.14 Counterparts.

This Agreement may be executed by facsimile signatures and in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

5.15 Further Assurance.

If at any time after the date hereof any further action is necessary or desirable to fully effect the transactions contemplated hereby or any other of the Ancillary Documents, each of the parties shall take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request.

5.16 Termination.

This Agreement shall terminate automatically without any act or deed of either party upon the Asset Purchase Agreement or the Merger Agreement being terminated in accordance with its terms; provided, however, that this Agreement shall not terminate automatically upon the termination of the Asset Purchase Agreement by ARI pursuant to Section 10.1(d) or 10.1(e) of the Asset Purchase Agreement.

(signature pages follow)

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the day and year first above written.

ATHENE USA CORPORATION

By: Athene Asset Management, L.P., its investment advisor

By: AAM GP Ltd., its General Partner

By:	/s/ James R. Belardi
Name:	James R. Belardi
Title:	Chief Executive Officer

APOLLO COMMERCIAL REAL ESTATE FINANCE, INC.

By:	/s/ Stuart A. Rothstein
Name:	Stuart A. Rothstein
Title:	President and Chief Executive Officer

EXHIBIT A

FORM OF

10b5-1 PURCHASE PLAN AGREEMENT

[            ], 2016

Purchaser:

This letter agreement (this “Letter Agreement”) confirms the terms and conditions under which Athene USA Corporation (the “Purchaser”) hereby establishes a plan (the “Plan”) to purchase shares of common stock, par value $0.01 (the “Securities”), of Apollo Commercial Real Estate Finance, Inc. (the “Issuer”), and under which [●] will act as its exclusive agent to execute the Plan.

1.	Appointment of [●]. The Purchaser hereby appoints [●] as its exclusive agent to purchase Securities pursuant to the Plan. It is the Purchaser’s intention that such purchases benefit from the safe harbor provided by Rule 10b-18 (“Rule 10b-18”) and the affirmative defense provided by Rule 10b5-1 (“Rule 10b5-1”) each promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and that the Plan and the transactions contemplated hereby comply with the requirements of paragraph (c)(1)(i)(B) of Rule 10b5-1, and the Purchaser acknowledges that the Purchaser may be an “affiliated purchaser” of the Issuer, as such term is defined in Rule 10b-18. Accordingly, the Purchaser hereby agrees that the terms of this Letter Agreement and the Plan shall be interpreted to comply with the requirements of such paragraph (c)(1)(i)(B) and that it shall not take, nor permit any person or entity under its control to take, any action that could jeopardize the availability of Rule 10b-18 for purchases of Securities under the Plan or result in such purchases not so complying with the requirements of such paragraph (c)(1)(i)(B). [●] agrees that it shall use good faith efforts to execute all purchases of Securities under this Letter Agreement in accordance with the timing, price and volume restrictions contained in subparagraphs (2), (3) and (4) of paragraph (b) of Rule 10b -18, taking into account the rules and practices of the principal exchange on which the Securities are traded (the “Principal Market”), it being understood that [●] shall not be responsible for delays between the execution and reporting of a trade in the Securities, any reporting errors of the Principal Market or third party reporting systems or other circumstances beyond [●]’s control.

2.	Term.

(a)	[●] is authorized to commence purchasing Securities on the first day following the Purchase Period Start Date (as defined in Annex A) provided that the Issuer delivers written notice of the Purchase Period Start Date to [●] on the Purchase Period Start Date (the “Start Date”), and this Letter Agreement and the Plan shall terminate upon the earliest of (the period from and including the Start Date to such termination, the “Plan Period”):

(i)	the expiration of the Purchase Period (as defined in Annex A);

(ii)	the completion of all purchases contemplated by the Plan;

(iii)	subject to Section 11 below, the receipt by either party from the other of written notice of termination;

(iv)	the existence of any legal or regulatory restriction that would prohibit any purchase pursuant to the Plan;

(v)	the public announcement (as defined in Rule 165(f) under the Securities Act of 1933, as amended) of any merger, acquisition, or similar transaction relating to the Issuer (other than any merger, acquisition, or similar transaction publicly announced prior to the Start Date) and any such transaction in which the Issuer is the acquiring party and the consideration consists solely of cash and there is no valuation period);

(vi)	the commencement of any voluntary or involuntary case or other proceeding seeking liquidation, reorganization or other relief with respect to the Issuer or the Purchaser under any bankruptcy, insolvency or similar law or seeking the appointment of a trustee, receiver or other similar official with respect to the Issuer or the Purchaser, or the taking of any corporate action by the Issuer or the Purchaser to authorize or commence any of the foregoing;

(vii)	the failure of the Purchaser to comply with Section 7 hereof;

(viii)	the failure of the Issuer to provide notice of the Purchase Period Start Date to [●] on the Purchase Period Start Date; and

(ix)	any delay of the Purchase Period Start Date caused by or within the sole control of the Purchaser or as a result of sole consent provided by the Purchaser or any amendment to any of the Merger Agreement, the Asset Purchase Agreement or the Loan Agreement (each as defined in Annex A) in the Purchaser’s discretion or sole control or with the Purchaser’s sole consent causing a delay with respect to the Purchase Period Start Date or the Asset Purchase (as defined in Annex A).

(b)	If, as contemplated by paragraph (a)(iv) of this Section 2, at any time during the term of this Letter Agreement, any legal or regulatory restriction that is applicable to the Issuer, the Purchaser or the affiliates of the Issuer or the Purchaser would prohibit any purchase pursuant to the Plan, the Purchaser shall give [●] notice of such restriction as soon as practicable (such notice, a “Required Termination Notice”). Such notice shall not include any information about the nature of the restriction or its applicability to the relevant entity.

(c)	The Purchaser shall be solely responsible for any purchases made by [●] as the Purchaser’s agent prior to the termination of the Plan. In addition, if [●] receives notice of termination (including any Required Termination Notice) or of any of the termination events listed above, [●] shall nevertheless be entitled to make, and the Purchaser shall be solely responsible for, a purchase hereunder pursuant to a bid made before such notice was received by [●].

(d)	Sections 7 and 10 of this Letter Agreement shall survive any termination hereof.

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3.	Purchases Outside Plan. The Purchaser (a) agrees that it shall not and (b) represents and warrants that it has agreed with the Issuer that the Issuer shall not, and the Issuer shall cause each of its “affiliated purchasers” (as defined in Rule 10b-18) not to, directly or indirectly (including in any similar purchase plan or any derivative transaction) purchase, offer to purchase or place any bid or limit order for the purchase of any Securities or any securities convertible or exchangeable into or exercisable for, or the value of which is derived from, the Securities during the Plan Period except under the Plan pursuant to this Letter Agreement. If the Purchaser becomes aware that the Issuer or any other affiliated purchaser of the Issuer has taken any such action during the Plan Period, the Purchaser shall so notify [●] as soon as practicable.

4.	Purchasing Procedures.

(a)	On each Trading Day during the Plan Period on which no Market Disruption Event (as defined below) occurs, [●] shall use commercially reasonable efforts to purchase as agent for the Purchaser and for the account of the Purchaser the lesser of (i) the maximum number of Securities that the Purchaser could purchase on such Trading Day in accordance with the volume condition set forth in Rule 10b-18 and (ii) the number of Securities, if any, that [●] is able, subject to market conditions and principles of best execution, to purchase as agent for the Purchaser and for the account of the Purchaser on such Trading Day using commercially reasonable means in accordance with the Plan guidelines set forth in Annex A hereto. [●] may purchase Securities on the Principal Market, any national securities exchange, in the over-the-counter market, on an automated trading system or otherwise. Any numbers of Securities to be purchased (and any corresponding purchase price limits or ranges) set forth in Annex A shall be adjusted automatically on a proportionate basis to take into account any stock split, reverse stock split or stock dividend with respect to the Securities or any change in capitalization with respect to the Issuer or any similar event that occurs during the term of this Letter Agreement, as determined by [●] in good faith and a commercially reasonable manner.

A “Trading Day” is any day that the Principal Market is open for business and the Securities trade regular way on the Principal Market.

“Market Disruption Event” means that (i) there occurs any material (as reasonably determined by [●]) suspension of or limitation on trading by the Principal Market, (ii) there occurs any event that materially (as reasonably determined by [●]) disrupts or impairs the ability of market participants in general to effect transactions in or obtain market values for the Securities or futures or options contracts on the Securities or (iii) the Principal Market closes prior to its scheduled closing time for such Trading Day.

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(b)	In the event that [●], in its discretion, determines that it is appropriate with regard to any legal, regulatory or self-regulatory requirements or related internal policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by [●]) for [●] to refrain from purchasing Securities or to purchase fewer than the number of Securities otherwise specified in the instructions provided by the Purchaser on any day, then [●] may, in its sole discretion, elect that the number of Securities purchased shall be reduced for such day to an amount determined by [●] in its discretion.

(c)	Any Securities purchased pursuant to the Plan shall be purchased under ordinary principles of best execution at the then-prevailing market price. Subject to the terms of the Plan as set forth herein (including Annex A hereto), [●] shall have full discretion with respect to the execution of all purchases, and the Purchaser acknowledges and agrees that the Purchaser does not have, and shall not attempt to exercise, any influence over how, when or whether purchases of Securities are affected pursuant to the Plan. The Purchaser acknowledges and agrees that, in purchasing Securities pursuant to the Plan, [●] will be an independent contractor and will not be acting as the Purchaser’s trustee or fiduciary or in any similar capacity.

5.	Payment for and Delivery of Purchased Securities. Payment for Securities purchased, together with any applicable fees, shall be made by the Purchaser within one standard settlement cycle after the purchase. Purchased Securities will be held or delivered in accordance with instructions to be furnished by the Purchaser. [●] shall provide to the Purchaser purchase information daily as well as other market data the Purchaser reasonably requests.

6.	Compensation. For the services provided in this Letter Agreement, the Purchaser agrees to pay to [●] a fee of [●] for the Securities purchased pursuant to the terms of this Letter Agreement.

7.	Representations, Warranties and Agreements. The Purchaser represents and warrants to, and agrees with, [●] as follows:

(a)	This Letter Agreement and the transactions contemplated herein have been duly authorized by the Purchaser; this Letter Agreement is the valid and binding agreement of the Purchaser, enforceable against the Purchaser in accordance with its terms; performance of the transactions contemplated herein will not violate any law, rule, regulation, order, judgment or decree applicable to the Purchaser or conflict with or result in a breach of or constitute a default under any agreement or instrument to which the Purchaser is a party or by which it or any of its property is bound or its certificate of incorporation or by-laws; and no governmental, administrative or official consent, approval, authorization, notice or filing is required for performance of the transactions contemplated herein.

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(b)	As of the date of this Letter Agreement, the Purchaser is not aware of any material nonpublic information concerning the Securities or the business, operations or prospects of the Issuer.

(c)	The Purchaser is engaging [●] and entering into this Letter Agreement and the Plan in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws, including, without limitation, Rule 10b-5 under the Exchange Act. Until this Letter Agreement is terminated, the Purchaser agrees not to enter into or alter any corresponding or hedging transaction or position with respect to the Securities.

(d)	The Purchaser is not entering into this Letter Agreement to create actual or apparent trading activity in the Securities (or any security convertible into or exchangeable for the Securities) or to raise or depress the price of the Securities (or any security convertible into or exchangeable for the Securities) for the purpose of inducing others to buy or sell Securities, and will not engage in any other securities or derivative transaction to such ends.

(e)	During the term of this Letter Agreement, neither the Purchaser nor its officers or employees shall, directly or indirectly, disclose to any person at [●] effecting purchases under the Plan any material nonpublic information regarding the Issuer or the Securities or any information regarding the Issuer or the Securities that could reasonably be expected to influence the execution of the Plan.

(f)	The Purchaser acknowledges that [●] is a “financial institution” and “financial participant” within the meaning of Sections 101(22) and 101(22A), respectively, of Title 11 of the United States Code (the “Bankruptcy Code”). The parties hereto further agree and acknowledge that each transaction under this Letter Agreement is intended to be a “securities contract” as defined in Section 741(7) of the Bankruptcy Code and each payment or delivery of cash, Securities or other property or assets hereunder is a “settlement payment” within the meaning of Section 741(8) of the Bankruptcy Code, and the parties hereto are to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(27), 362(o), 546(e), 546(j), 555 and 561 of the Bankruptcy Code.

(g)	Prior to 8:00 a.m., New York City time on the Start Date, the Purchaser shall provide to [●] all information, other than publicly reported trading volumes, necessary for [●] to calculate the maximum number of Securities that may be purchased as of the Start Date in accordance with the volume condition set forth in Rule 10b-18, and [●] shall be entitled to rely on such information so provided.

(h)	None of the Purchaser, the Issuer nor any of their respective affiliates or agents shall take any action that would cause Regulation M under the Exchange Act (“Regulation M”) to be applicable to any purchases of Securities, or any security for which the Securities are a reference security (as defined in Regulation M), by the Purchaser, the Issuer or any other affiliated purchasers (as defined in Regulation M) of the Issuer during the Plan Period.

(i)	The Purchaser shall be solely responsible for compliance with all statutes, rules and regulations applicable to the Purchaser and the transactions contemplated hereby, including, without limitation, reporting and filing requirements. The Purchaser acknowledges and agrees that it is not relying, and has not relied, upon [●] or any affiliate of [●] with respect to the legal, accounting, tax or other implications of the Plan and the transactions contemplated thereby and that it has conducted its own analyses of the legal, accounting, tax and other implications hereof. [●] has made no representation and has no obligation with respect to whether the Plan or the transactions contemplated thereunder qualify for the safe harbor provided by Rule 10b-18 or the affirmative defense provided by Rule 10b5-1.

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8.	Disclosure of Acquisition Program. The Purchaser represents and warrants that the Issuer has publicly disclosed the Purchaser’s intention to establish the Plan for the acquisition of the Securities.

9.	Other Purchases by [●]. Nothing herein shall preclude the purchase by [●] of Securities for [●]’s own account, or the solicitation or execution of purchase or sale orders of Securities for the account of [●]’s clients.

10.	Indemnification. The Purchaser shall indemnify [●] and its affiliates against any liabilities or expenses (including reasonable out-of-pocket attorney’s fees and disbursements), or actions in respect of any liabilities or expenses, arising from the services furnished pursuant to this Letter Agreement including, but not limited to, liabilities and expenses arising by reason of any violation or alleged violation of any state or federal securities laws, except to the extent such liabilities or expenses result from the gross negligence or bad faith of [●] or its affiliates. The Purchaser shall also promptly reimburse [●] and its affiliates for all expenditures (including attorney’s fees and disbursements) made to investigate, prepare or defend any action or claim in respect of any such liability or expense, regardless of whether any litigation is pending or threatened against [●] or its affiliates. In addition, neither [●] nor its affiliates shall be liable in respect of any liabilities or expenses incurred by the Purchaser arising from or in connection with [●]’s role or services under this Letter Agreement, except to the extent any such liabilities or expenses result from the gross negligence or bad faith of [●] or its affiliates.

11.

Amendment, Modification, Waiver or Termination. Any amendment, modification or waiver of this Letter Agreement or the Plan must be effected in accordance with the requirements for the amendment of a “plan” as defined in paragraph (c) of Rule 10b5-1. Without limiting the generality of the foregoing, any amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Exchange Act, and no such amendment or modification shall be made at any time at which the Purchaser is aware of any material nonpublic information concerning the Issuer or the Securities, it being understood that the

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Purchaser may terminate the Plan at a time when it is aware of material nonpublic information. The Purchaser acknowledges and agrees that any action taken by it that results in the termination of the Plan pursuant to Section 2 is subject to the principles set forth in this section.

12.	Notices. Any written communication shall be sent to the address specified below: and shall become effective upon receipt:

(a)	if to [●], to it at

[●]

[●]

[●]

Attention: [●]

Telephone: [●]

Facsimile: [●]

Email: [●]

or at such other address as may from time to time be designated by notice to the Purchaser in writing; and

(b)	if to the Purchaser, to it at

Athene USA Corporation

c/o Athene Asset Management, L.P.

2121 Rosecrans Ave., Suite 5300

El Segundo, CA 90245

Attention: James Belardi

Facsimile: 310-698-4492

Email: jbelardi@athene.com

With a copy to:

Athene USA Corporation

c/o Athene Asset Management, L.P.

2121 Rosecrans Ave., Suite 5300

El Segundo, CA 90245

Attention: James Belardi

Facsimile: 310-698-4492

Email: legal@athene.com

or at such other address as may from time to time be designated by notice to [●] in writing.

13.	Assignment. Neither party may assign its rights and obligations under this Letter Agreement to any other party; provided that [●] may assign its rights and obligations under this Letter Agreement to any subsidiary of [●].

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14.	Governing Law. This Letter Agreement and any claim, controversy or dispute arising under or related to this Letter Agreement shall be governed by and construed in accordance with the law of the State of New York. The parties hereto irrevocably submit to the exclusive jurisdiction of the federal and state courts located in the Borough of Manhattan, in the City of New York in any suit or proceeding arising out of or relating to this Letter Agreement or the transactions contemplated hereby. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

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If the foregoing correctly sets forth our agreement, please sign the form of acceptance below.

[●]

By:
Name:
Title:

Agreed to and accepted as of:

ATHENE USA CORPORATION

By:	Athene Asset Management, L.P., its investment manager

By:	AAM GP Ltd., its General Partner

By:
Name:
Title:

ANNEX A

Defined Terms

“Asset Purchase” means the purchase by the buyers under the Asset Purchase Agreement of, or the buyers’ failure to purchase when required by the Asset Purchase Agreement, assets having an aggregate market value of at least $500,000,000 pursuant to the Asset Purchase Agreement.

“Asset Purchase Agreement” means the Asset Purchase and Sale Agreement, dated as of February 26, 2016, by and among, Athene Annuity & Life Assurance Company, Athene Annuity and Life Company and the Issuer.

“Business Day” means any day other than a Saturday, Sunday or day on which banks are closed in New York, New York.

“Conditional Amount” means (i) from the Purchase Period Start Date through the third (3rd) Business Day after the Merger Closing Date, $5,000,000 and (ii) after the third (3rd) Business Day following the Merger Closing Date, $0; provided that if the Asset Purchase occurs on or prior to the third (3rd) Business Day following the Merger Closing Date and the Issuer has delivered notice thereof to [●] on the date of the Asset Purchase, then, from and after the date of the Asset Purchase, the Conditional Amount shall be $20,000,000.

“Loan Agreement” means the Loan Agreement, dated as of [●], by and among the Issuer, Arrow Merger Sub, Inc. and the Purchaser.

“Maximum Amount” means an amount equal to the lesser of (i) $210,000,000 minus the Outstanding Loan Amount and (ii) the Conditional Amount, excluding any amounts payable in respect of commissions (including any fee described in Section 6).

“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of February 26, 2016, by and among the Issuer, Apollo Residential Mortgage, Inc., and Arrow Merger Sub, Inc.

“Merger Closing Date” means the closing date of the mergers contemplated by the Merger Agreement, as specified in a written notice provided by the Issuer to [●] on the Merger Closing Date.

“Outstanding Loan Amount” means the amount outstanding under the Loan Agreement, which shall be $200,000,000 or, if such amount is reduced at any time, such lesser amount as specified in a written notice provided by the Purchaser to [●].

“Purchase Period” means the period commencing on the first day following the Purchase Period Start Date and continuing through the end of the thirtieth (30th) Trading Day following such day.

“Purchase Period Start Date” means the date of the latest to occur of (i) the Merger Closing Date, (ii) the date on which the conditions set forth in the Asset Purchase Agreement to the obligation of the buyers thereunder to consummate the transactions contemplated by the Asset Purchase Agreement have been satisfied and (iii) the date on which the conditions set forth in the Loan Agreement to the obligation of the Purchaser to extend the financing pursuant to the Loan Agreement have been satisfied.

Plan Guidelines

Subject to the other restrictions set forth in this Letter Agreement, including without limitation Section 4(a) and the proviso at the end of this paragraph, [●] shall purchase as many shares of the Securities as possible during the Purchase Period on the Principal Market; provided that (i) the purchase price for the Securities is less than $[●] per share and (ii) no Securities will be purchased at any time that the aggregate amount of Securities purchased pursuant to the Plan is in excess of the Maximum Amount as of such time.

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